Sparton Corporation
425 North Martingale Road
Suite 1000
Schaumburg, Illinois 60173
800.772.7866
www.sparton.com

EXECUTIVE EMPLOYMENT AGREEMENT
THIS AGREEMENT is effective as of the first day of employment which will be agreed upon by both parties (“the Effective Date”), and is made between SPARTON CORPORATION, an Ohio corporation, whose headquarters are located at 425 N. Martingale Road, Suite 1000, Schaumburg, IL 60173 (“Corporation”) and Joseph Schneider (“Executive”).
ARTICLE I
EMPLOYMENT AND DUTIES
1.1    Corporation agrees to employ Executive as Senior Vice President, Sales & Marketing, and Executive agrees to such employment, all in accordance with the express terms, conditions, duties and obligations set forth in this Agreement.
1.2    Executive will be based at Corporation’s headquarters located in Schaumburg, IL, although travel may be required during the course of performing assigned job duties. However, both parties agree that Executive’s main place of employment will be the headquarters in Schaumburg, IL.
1.3    Executive will, during the term of this Agreement:

(a)
Report directly to the President/CEO or their designee, will perform such duties as normally pertain to the position of Senior Vice President, Sales & Marketing, and will perform such other duties or leadership responsibilities as may be designated, from time to time, by President/CEO or their designee.

(b)
Devote the whole of Executive’s working time, attention and ability to the performance of Executive’s employment duties and responsibilities, and truly and faithfully serve the best interests of Corporation at all times.

1.4    Executive agrees to comply with all applicable laws, exercise the utmost degree of integrity, honesty, fidelity and good faith, and perform Executive’s duties with the utmost degree of expertise, care and ability that may be expected of a person having the education, training and experience equivalent to the education, training and experience of Executive.
ARTICLE II
TERM
2.1    Corporation will employ Executive on an at will basis, with no set term. Either party may terminate the employment relationship at any time, and for any reason or no reason.
ARTICLE III
COMPENSATION
3.1    Corporation will pay Executive a base salary of Two Hundred Sixty Five Thousand Dollars ($265,000) per year (“Base Salary”) subject to all applicable statutory withholding of which will be paid in accordance with Corporation’s regular payroll periods.
3.2    In addition to the Base Salary, Executive will be eligible for:

(a)
An annual performance bonus based upon Corporation’s Short Term Incentive Plan (STIP) program provided certain target objectives, which will be established by the President/CEO, have been attained. Executive will have a performance bonus target of forty-five percent (45%) of Base Salary with threshold and maximum targets established within the STIP. The bonus will be paid after a determination has been made regarding whether the required objectives were met, but in any event not later than ninety (90) days after the end of the particular fiscal year for which the bonus is being paid. No bonus will be due or payable to Executive if Executive is not continuously employed by Corporation through and on the payment date of the bonus.

(b)
Participation in Corporation’s annual Long Term Incentive Plan (LTIP) with an annual grant award target of One Hundred Fifty Thousand Dollars ($150,000). This grant award will be subject to the terms and conditions contained in Corporation’s standard Award Agreement and the Amended and Restated Sparton Corporation Stock Incentive Plan. The grant of equity is expressly conditioned upon Executive’s execution of the Award Agreement.

3.3    Executive’s compensation under Article 3.1 and 3.2 will be subject to annual review by the President/CEO or their designee.
ARTICLE IV
BENEFITS
4.1    Executive will receive or participate in all employee benefits offered to the salaried employees of Corporation for which Executive qualifies, under the same terms and subject to the same conditions as are then in effect for other salaried employees, and as such benefits may exist from time to time during the period of Executive’s employment, including, without limitation, Corporation’s medical, dental, vision, life/AD&D, disability plans, employee assistant programs, 401K plan, and any applicable incentive programs.
4.2    The Executive will also be eligible to participate in the Corporation’s executive Non-Qualified Deferred Compensation Plan (NQDC).
ARTICLE V
PAID TIME OFF
5.1    During Executive’s employment, Executive will receive paid time off (PTO) in the amounts and under the terms and conditions set forth in Corporation’s PTO policy. Any accrued but unused PTO remaining at the end of each calendar year will also be subject to the terms and conditions of Corporation’s PTO policy.
ARTICLE VI
TERMINATION
6.1    Unless otherwise consented to by Corporation in writing, Executive will be entitled, upon thirty (30) days written notice to Corporation, to terminate Executive’s employment with Corporation for any reason or for no reason, and in the event of such termination, Corporation will only be required to pay Executive, on a pro-rata basis, Executive’s Base Salary which has accrued up to the date of termination.
6.2    Corporation may terminate Executive’s employment at any time with or without “Cause.” For the purposes of this Agreement, “Cause” will mean any of the following: Executive’s personal dishonesty; gross negligence; violation of any law, rule or regulation; breach of applicable confidentiality, nonsolicitation or noncompetition provisions to which Executive is subject, including such provisions under this Agreement; a breach of any material provision of Corporation’s Code of Business Conduct and Ethics or other policies and procedures; use of alcohol or drugs to the extent such use adversely affects Executive’s ability to perform Executive’s duties or adversely affects the business reputation of Executive or Corporation; use of illegal drugs; or failure or refusal to substantially perform Executive’s duties and responsibilities to Corporation as reasonably determined from time to time by the President/CEO or their designee.
6.3    In the event of the death or disability of Executive, Corporation will be entitled to terminate Executive’s employment. Upon such termination, Corporation will pay to Executive, or in the event termination is due to death, to Executive’s legal personal representative, that portion of Executive’s Base Salary owed up to and including the date of termination. This payment will be made within thirty (30) days following termination of employment. Except for the obligation(s) to Executive from any applicable benefit plan, following such payment, Corporation will have no further obligation to Executive or Executive’s heirs and beneficiaries, under this Agreement.
6.4    If Corporation terminates Executive’s employment for any reason other than “Cause” (as defined above), death, or disability, Corporation will provide Executive with the following Separation Benefits:

(a)
A one-time, severance payment equal to nine (9) months of current Base Salary that will be made as a part of Corporation’s standard payroll over the nine (9) month period. If, however, Executive is involuntarily terminated within twelve (12) months of a “Change in Control,” the severance payment will instead equal one hundred forty five percent (145%) of the greater of Executive’s Base Salary at the time of the Change in Control or at the time Executive’s employment terminates, and it will be made as a part of Corporation’s standard payroll over a twelve (12) month period. Either severance payment will commence on the first pay period after the expiration of any applicable revocation period following Executive’s date of termination, will be paid in equal installments over the applicable nine (9) or twelve (12) month period, and will be subject to standard payroll deductions and all other legal requirements.

(b)
Payment of nine (9) months of COBRA premiums or, in the event of an involuntary termination within twelve (12) months of a Change in Control, twelve (12) months of COBRA premiums for medical insurance for Executive and/or Executive’s dependents if, and only if, Executive timely elects coverage for COBRA continuation.

(c)	Payment of outplacement services in an amount not to exceed twenty-five thousand dollars ($25,000).

(d)
Executive agrees that in order to receive the Separation Benefits, Executive must execute a separation agreement and general waiver and release of claims in a form satisfactory to Corporation and return to Corporation any property belonging to Corporation which is in Executive’s possession or control. If Executive fails to return the Release to Corporation in sufficient time so that it becomes irrevocable after the date of termination as provided under applicable law or the separation agreement and general waiver and release of claims, Executive will forfeit Executive’s right to the Separation Benefits. Executive further agrees that if Executive violates Article VII, Corporation may terminate the Separation Benefits and Executive will repay any severance payment he has received in excess of one (1) month.

(e)
For purpose of this Article, the term “Change in Control” means: (i) any one person, or more than one person acting as a group, acquires ownership of stock of Corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Corporation; (ii) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) ownership of stock of Corporation possessing thirty percent (30%) or more of the total voting power of the stock of Corporation; (iii) a majority of the members of the Board of Directors is replaced during any twelve (12) month period by directors whose appointment is not endorsed by a majority of the members of the Board of Directors before the date of appointment or election; or (iv) any one person, or more than one person acting as a group, acquires (or has acquired during any twelve (12) month period) assets from Corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Corporation immediately before such acquisition or acquisitions.

6.5    Upon termination of employment for whatever reason, Executive will immediately deliver to Corporation all property of Corporation which Executive has in Executive’s possession or under Executive’s control.
ARTICLE VII
CONFIDENTIALITY AND COVENANT-NOT-TO-COMPETE
7.1    Executive will execute the confidentiality agreement(s) and any such other agreements as are normally required to be executed by other Corporation salaried employees. During and after Executive’s employment, Executive will comply with said agreements and keep confidential all confidential information pertaining to Corporation which Executive learned while employed by Corporation, as such confidential information is defined in the applicable confidentiality agreement(s). The promises, rights and obligations stated in Article VII will survive the termination of Executive’s employment.
7.2    Unless approved in advance in writing by Corporation’s Senior Vice President of Human Resources, the Executive will not, directly or indirectly, within the territory comprising the United States and Canada, for a period of twelve (12) months following the date of termination of his employment for whatever reason, either individually or in partnership or jointly in conjunction with any person or persons, firm, association, joint venture, syndicate, company or corporation as principal, agent, shareholder, employee, or consultant, engage in any business activity that directly involves any product or service similar to or competitive with any product or service of Corporation (including subsidiaries) without advance written approval of Corporation’s Senior Vice President of Human Resources, or:

(a)	induce or attempt to influence or induce any of the employees of Corporation (including its subsidiaries) to leave their employment;

(b)	hire, employ or utilize the services of any employee of Corporation (including its subsidiaries); or

(c)
contact any Corporation customer (or prospective customers that Corporation is actively soliciting) for the purposes of: (i) inducing them to terminate their business relationship with Corporation, (ii) discouraging them from doing business with Corporation, or (iii) offering products or services that are similar to or competitive with those of Corporation. “Contact” with any customer includes responding to contact initiated by the customer.

7.3    The parties agree that this Article’s terms are reasonable and that Executive has received adequate consideration for the covenants and obligations undertaken by Executive under this Article. Executive also agrees that this Article is reasonably necessary for the protection of Corporation’s confidential information as defined in the applicable confidentiality agreement(s). Executive acknowledges that a breach or threatened breach by Executive of the provisions of this Article may result in Corporation suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, Executive agrees that Corporation will be entitled to interim or permanent injunctive relief without having to prove damages or post a bond or other security, specific performance and other equitable remedies, in addition to any other relief to which Corporation may become entitled, in the event of any such breach. Additionally, if Executive violates this Article, in addition to all other remedies available to Corporation at law, in equity, and under contract, Executive agrees that Executive is obligated to pay all Corporation’s costs of enforcement of this Article, including attorneys’ fees and expenses.
ARTICLE VIII
NOTICE
8.1    The parties agree that any notice required under this Agreement will be in writing and may be delivered personally or sent by facsimile transmission or other means of recorded electronic communications or sent by registered mail to the parties at the following addresses:
To Corporation:

Sparton Corporation
425 N. Martingale Road
Suite 1000
Schaumburg, IL 60173

Attention:     Larry Brand
Senior Vice President, Human Resources

To Executive:

Joseph Schneider
741 Saddle Ridge
Crystal Lake, IL 60012

Any notice given will be deemed to have been given and received on the business day on which it was so delivered, and if not a business day, then on the business day next following the day of delivery, and, if sent by electronic communications or facsimile will be deemed to have been received on the next business day following the date of transmission and if mailed, will be deemed to have been given and received on the fifth day following the day on which it was so mailed.
8.2    Either party may change their address for notice in the above manner.
ARTICLE IX
GENERAL
9.1    Time will be of the essence in the performance of this Agreement.
9.2    This Agreement constitutes the entire agreement between the parties with respect to the matters contained in this Agreement and supersedes and replaces any previous agreements, contracts, oral understandings or discussions. This Agreement may not be amended or modified in any respect except by written instrument signed by the parties.
9.3    This Agreement will be construed and enforced in accordance with the laws of the State of Illinois, without regard to choice of law or conflicts of laws principles.
9.4    The language of this Agreement reflects the mutual intent of the parties and will not be strictly construed against either party; therefore no rule of strict construction will apply in construing the terms of this Agreement.
9.5    This Agreement will be for the benefit of and will be binding upon Corporation, its successors and assigns and, at the discretion of Corporation, upon any person, firm or corporation with which Corporation may be merged or consolidated or which may acquire all or substantially all of Corporation’s assets through sale, lease, liquidation or otherwise. The rights and benefits of Executive are personal to Executive and no such rights or benefits will be subject to assignment or transfer by Executive.
9.6    This Agreement will inure to the benefit of and be binding upon the parties and their respective heirs, legal personal representatives, successors and permitted assigns.
9.7    If for any reason, any provision or part of this Agreement will be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or part provisions of this Agreement will not in any way be affected or impaired thereby.
9.8    The waiver by either party of any breach of the provisions of this Agreement will not operate or be construed as a waiver by that party of any other breach of the same or any other provision of this Agreement.
9.9    Except as specifically altered in this Agreement, nothing in this Agreement will detract from, alter, modify or amend any obligations or duties owed by Executive to Corporation, pursuant to any statute, regulation, or at common law or equity.
9.10    The parties intend this Agreement to comply with Code Section 409A and the Treasury Regulations and other guidance issued under Section 409A. If a provision of this Agreement is contrary to or fails to address the requirements of Code Section 409A and related Treasury Regulations, this Agreement will be construed, administered, and amended, to the maximum extent possible, as necessary to comply with such requirements. Corporation does not represent, warrant or guarantee that the payments and benefits that may be paid or provided under this Agreement will not be includible in Executive’s federal gross income under Code Section 409A, nor does Corporation make any representation, warranty or guarantee to Executive as to the tax consequences.
9.11    This Agreement may be executed in any number of counter-parts, all of which when taken together, will constitute one original Agreement.
IN WITNESS WHEREOF the parties acknowledge and agree that they have read and understand the terms of this Agreement, and that they have executed this Agreement of their own free act, on the dates set forth below, to be effective as of the Effective Date set forth in this Agreement.
SPARTON CORPORATION:

By:
/s/ Larry Brand
Larry Brand
Date: 9/23/15                Senior Vice President, Human Resources

EXECUTIVE:

/s/ Joseph Schneider
Joseph Schneider
Date: 9/23/15